June 27, 1996

          Dear Shareholder:

                    By now you should have received the proxy material that was sent to you regarding the plan of liquidation which is being proposed by the Fund's management and Board of Directors. It is my hope that you have had the opportunity to read it and already have returned the proxy card indicating that you support the plan. If you have not yet voted, I have enclosed another proxy card for your convenience.

                    In an effort to keep you informed, I would like to take this opportunity to emphasize several facts of which you may not be aware.

               1. A group of minority shareholders which owns approximately 14% of the Fund on a fully diluted basis has voiced opposition to the plan of liquidation.

               2. Mr. Michael Falk is a member of this group and the majority of the group's other members are closely linked to him. Commonwealth Associates is a brokerage firm in which Mr. Falk owns a controlling interest. Mr. Robert Priddy, Chairman and CEO of ValuJet Airlines, owns the second largest stake in Commonwealth after Mr. Falk. Mr. Marshal Geller is a business associate of Mr. Falk's who was recently involved in negotiations to purchase a controlling interest in Commonwealth. Mr. Geller was also installed by Mr. Falk as Chairman and CEO of Lottery Enterprises, Inc. (NASDAQ:OTO), which did not fare well under Mr. Geller's stewardship.

               3. Mr. Falk and Commonwealth Associates are the subjects of a lawsuit filed by the Fund on your behalf, which is seeking damages of at least $5 million (approximately $2 per share) for fraud, breach of fiduciary duty, and violations of various securities laws. We believe this lawsuit to have substantial value and under the plan, the proceeds of any award or settlement would be distributed to the Fund's shareholders. The pursuit of this lawsuit is not expected to result in significant up-front expense for the Fund because the Fund intends to leverage the current investigation being conducted by the Securities and Exchange Commission into Mr. Falk's prior dealings with the Fund.

               4. Your independent directors believe Mr. Falk is attempting to derail the current liquidation process in an attempt to gain control of the liquidation. If this were to occur, he could then attempt to have the lawsuit against him dismissed.

               5. In a desperate attempt to delay and frustrate our present liquidation plan, Mr. Falk has now gone to the extreme length of filing a $30 million lawsuit against the Fund. He well knows that the lawsuit would prevent the distribution of cash by the Fund to shareholders if it were to have any merit.

                    I hope that these simple facts will help you distinguish the important issues from the endless distractions being presented by Mr. Falk's group. For instance, Mr. Falk has attempted to blame the Fund's current management team and Board of Directors for the poor investment decisions made under his guidance prior to current management's arrival. Mr. Falk's attack on current management is not only ludicrous, but completely beside the point. The Fund's current management team will resign upon approval of the plan. Thereafter, we will be available to consult with the newly appointed trustee, but only if requested. However, any services we provide to the Fund after our resignations will be completely without charge to the Fund.

                    Additionally, Mr. Falk claims to have
          approached current management with investment opportunities (underwritten by Commonwealth Associates, of course) which if consummated would have increased the Fund's NAV significantly. Each of Mcap's Directors as well as the Fund's management team can confirm that no such opportunities were ever presented to them. In any event, Commonwealth's dismal track record certainly would have given us pause. To illustrate, I offer the following summary analysis of equity offerings done by Commonwealth from January 1989 through August 1995 of which I am aware:

               *    33 equity offerings were completed in that time period.

                    THE GOOD NEWS:

               * 3 of the stocks increased in value by an average of $3.79.

                    THE BAD NEWS:

               *    30 of the stocks decreased in value.

               * 22 of the stocks decreased by more than 50% of their offering price.

               *    9 of the stocks went all the way to $0.

               * If you had purchase 100 shares in each of these 33 offerings, your $20,200 investment would be worth $8,700 today, a 57% loss.

               * By contrast, if you had invested the same amount of money in the Russell 2000 index in January 1989, your investment would now be worth $38,784 or a gain of 92%.

                    I hope this letter provided you with some useful information. I will continue to keep you informed of major developments as they occur.

                                        Sincerely,

                                        Kamal Mustafa
                                        Chairman & CEO